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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors


We consent to reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of SCB Computer Technology, Inc. for the registration of 112,000 shares of its common stock and to the incorporation by reference therein of our report dated June 20, 1996, (except for the second paragraph of Note 11, as to which the date is July 3, 1996) with respect to the consolidated financial statements of SCB Computer Technology, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 1996, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Memphis, Tennessee
February 28, 1997


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